Exhibit 99.1

comScore Reports Fourth Quarter and Full Year 2011 Results

Fourth quarter GAAP revenue grows 22% year-over-year and 2011 revenue grows 33%

Fourth quarter adjusted EBITDA increases 34% year-over-year and 2011 adjusted EBITDA grows 23%

Non-GAAP net income reaches $0.35 per share in fourth quarter and $0.97 per share for 2011

RESTON, VA – February 14, 2012 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for the fourth quarter and full year of 2011.

In the fourth quarter of 2011, comScore achieved record quarterly revenue of $62.6 million, which was an increase of 22% over the fourth quarter of 2010. Fourth quarter revenue was negatively impacted by approximately $600,000 due to the effects of foreign exchange fluctuations. GAAP loss before income taxes was ($4.4) million and GAAP net loss was ($3.3) million, or ($0.10) per basic and diluted share, in the fourth quarter of 2011. The GAAP losses for the quarter include $7.8 million in costs related to litigation with Nielsen Holdings NV and the related settlement in the fourth quarter of 2011. Non-GAAP net income in the fourth quarter of 2011 was a record $11.8 million, or $0.35 per diluted share. Adjusted EBITDA was also a record at $15.4 million or 25% of revenue in the fourth quarter of 2011, an increase of 34% from adjusted EBITDA of $11.5 million in the fourth quarter of 2010.

For the full year 2011, comScore reported revenue of $232.4 million, an increase of 33% from 2010. GAAP loss before income taxes was ($18.8) million and GAAP net loss was ($15.8) million, or ($0.49) per basic and diluted share. The GAAP losses for the full year include costs of $16.5 million related to comScore’s litigation and settlement with Nielsen. Non-GAAP net income in 2011 was $31.8 million, or $0.97 per diluted share. Adjusted EBITDA in 2011 was $47.1 million, a 23% increase from 2010.

Dr. Magid Abraham, comScore’s president and chief executive officer said, “We are pleased to report good execution in the fourth quarter. We continue to see progress in expanding the adoption of both core products in audience analytics, as well as new products in advertising analytics, such as vCE or validated Campaign Essentials, website analytics, and mobile and network analytics. We added 54 net new customers during the fourth quarter, which is in-line with our recent organic performance, and continue to see very healthy renewals rates of 90% or higher on a constant dollar basis, as customers derive increasing value from our products and technologies. We are also pleased with the settlement of the litigation with Nielsen during the fourth quarter, which resulted in an expanded portfolio of intellectual property.”

“In 2011, comScore invested in integrating acquisitions and developing innovative new products. We are entering 2012 with a broad and deep portfolio of products that we believe can significantly enhance our competitive advantages and help drive increased client adoption of those products. We now look forward to achieving the benefits of our recent investments in the coming periods and expect that our efforts will progressively prompt increased sales and margin growth.”

Fourth Quarter and Full Year 2011 Financial and Business Summary

(Dollars in millions, except per share data)

	4Q11	4Q10	Change	FY 2011	FY 2010	Change
Revenue	$62.6	$51.2	22.3%	$232.4	$175.0	32.8%
GAAP Loss Before Income Taxes	$(4.4)	$(1.5)	NM	$(18.8)	$(1.8)	NM
GAAP Net Loss	$(3.3)	$(0.5)	NM	$(15.8)	$(1.6)	NM
GAAP EPS	$(0.10)	$(0.02)	NM	$(0.49)	$(0.05)	NM
Adjusted EBITDA*	$15.4	$11.5	33.9%	$47.1	$38.3	23.0%
Adjusted EBITDA Margin*	24.6%	22.5%	9.3%	20.3%	21.9%	-7.3%
Non-GAAP Net Income*	$11.8	$7.8	51.3%	$31.8	$28.1	13.2%
Non-GAAP EPS*	$0.35	$0.24	45.8%	$0.97	$0.88	10.2%
Operating Cash Flow	$8.0	$0.5	NM	$26.8	$25.4	5.5%
Free Cash Flow*	$6.7	$(1.2)	NM	$19.5	$20.3	-3.9%
Deferred Revenue	$70.4	$72.2	-2.5%	$70.4	$72.2	-2.5%
Subscription Revenue	$52.2	$42.9	21.7%	$196.8	$148.7	32.3%
Project Revenue	$10.4	$8.3	25.3%	$35.6	$26.3	35.4%
Existing Customer Revenue	$55.9	$43.6	28.2%	$202.6	$154.1	31.5%
New Customer Revenue	$6.7	$7.6	-11.8%	$29.8	$20.9	42.6%
International Revenue	$17.1	$11.0	55.5%	$60.0	$32.7	83.5%
Customer Count	1,978	1,752	12.9%

*	A complete reconciliation of GAAP to non-GAAP historical results is set forth in the attachment to this press release.

Financial Outlook

Dr. Abraham concluded, “Looking to 2012, we expect to continue to drive revenue growth by expanding our footprint with existing customers with products from our broader product portfolio while attracting new customers in emerging geographies. We anticipate revenue growth in the range of 19% to 21% for the full year 2012, as compared to 2011. This expectation assumes the projected effect of currency exchange rates which we estimate will negatively affect our revenue growth by 100 to 200 basis points. At the same time we will focus on execution to drive leverage in our model and expand adjusted EBITDA margins, which we anticipate will increase by 100 to 200 basis points on a full year basis over 2011. On a quarterly basis, we anticipate that growing adoption of newer products such as Digital Analytix, and validated Campaign Essentials will drive accelerating year-over-year growth as we progress through the year.”

comScore’s expectations for the first quarter of 2012 are outlined in the table below:

GAAP Revenue	$61.8 million to $62.8 million

GAAP (loss) income before income taxes	($0.6) million to $0.2 million

Adjusted EBITDA*	$10.9 million to $11.7 million

Estimated fully-diluted shares	34.5 million

comScore’s expectations for full year 2012 are outlined in the table below:

GAAP Revenue	$277.0 million to $281.7 million

GAAP income (loss) before income taxes	$7.4 million to $10.7 million

Adjusted EBITDA*	$56.9 million to $60.2 million

Estimated fully-diluted shares	34.8 million

*	Reconciliations of GAAP to non-GAAP measures are set forth in the attachment to this press release.

Due to the high variability and difficulty in predicting certain items that affect GAAP net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of Adjusted EBITDA to net income (loss) on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking Adjusted EBITDA to GAAP income (loss) before income taxes is set forth in the attachment to this press release.

Conference Call Information:

Management will provide commentary on the company’s results in a conference call on Tuesday, February 14 at 8:30 am ET.

The conference call and replay can be accessed by telephone and webcast as follows:

Call-in Number: 888-679-8018, Pass code 73575993

(International) 617-213-4845, Pass code 73575993

Replay Number: 888-286-8010, Pass code 65308729

(International) 617-801-6888, Pass code 65308729

Webcast (live and replay): http://ir.comscore.com/events.cfm

About comScore

comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital business analytics. For more information, please visit http://www.comscore.com/companyinfo.

Non-GAAP Financial Measures

comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other charges that many investors believe may obscure comScore’s on-going operating results.

For example, comScore uses non-GAAP revenue and non-GAAP net income, which excludes stock-based compensation, amortization of acquired intangible assets, impairment of marketable securities, costs from acquisitions, restructurings and other non-recurring items, the non-cash deferred tax provision, litigation and related settlement costs, and the purchase accounting impact on acquired deferred revenue. Nexius and Nedstat recorded deferred revenue related to past transactions for which revenue would have been recognized in future periods as revenue recognition criteria were satisfied. Purchase accounting for the acquisition requires comScore to record acquired deferred revenue to its current fair value. As a result, in post-acquisition reporting periods, the Company does not recognize the full amount of this revenue that otherwise would have been recognized by Nexius and Nedstat as independent companies. comScore has adjusted for the effect of the deferred revenue adjustment in non-GAAP revenue and non-GAAP net income to reflect the full amount of this impact and help investors evaluate the intrinsic profitability of the business. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP net income in lieu of GAAP net income in calculating earnings per share.

In addition, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation, interest income (expense) net, and costs not associated with ongoing operations, such as acquisition related, litigation and related settlement costs. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.

The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from its core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.

The company believes that excluding certain costs from non-GAAP net income and EPS and from adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to acquisitions and restructurings, the exclusion of these costs reflects the expected benefits realized or to be realized upon the integration of acquired entities into comScore, and the realized benefits of the restructurings.

comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending and acquisition-related costs as a key indicator of the company’s operating cash flow performance.

Whenever comScore uses such historical non-GAAP financial measures, it provides a reconciliation of historical non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these historical non-GAAP financial measures to their most directly comparable GAAP financial measure included in the financial tables accompanying this release. Although the company provides a reconciliation of historical non-GAAP financial measures, due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking adjusted EBITDA to GAAP income (loss) before income taxes is set forth in the attachment to this press release.

These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. The use of certain non-GAAP financial measures requires management to make estimates and assumptions regarding amounts of assets and liabilities and the amounts of revenue and expense during the reporting periods. Significant estimates and assumptions are inherent in the analysis and the measurement of certain elements of non-GAAP financial measures such as the impact of purchase accounting on acquired deferred revenue and the amortization of deferred contract costs associated with acquired deferred revenue. comScore bases its estimates on historical experience and assumptions that it believes are reasonable. Actual results could differ from those estimates.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the continued growth of its customer base; expectations as to adoption of new products and services by existing customers; expectations regarding continued financial growth and business execution strategies; expectations as to customer renewal rates; expectations regarding the customer reception, impact and financial benefits of certain products, including Digital Analytix and validated Campaign Essentials products; the effects of the integration of certain entities and products recently acquired by comScore; expectations and forecasts of future financial performance, including related growth rates and components thereof, as well as a foreign currency exchange rates; and assumptions related to growth for the first quarter and full year of 2012. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: comScore’s ability to generate strong revenue and margin growth in future periods; comScore’s ability to retain existing large customers and obtain new large customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; comScore’s ability to manage its growth, including through acquisitions; comScore’s ability to sell new or additional products and attract new customers; comScore’s ability to sell additional subscription-based products to customers; comScore’s ability to sell additional products and services to existing customers; limitations over comScore’s control of certain variables in financial forecasts such as its stock price and the resulting effect on its tax rates; and the volatility of quarterly results and expectations.

For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended September 30, 2011 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).

Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Contact:

Kenneth Tarpey

Chief Financial Officer

comScore, Inc.

(703) 438-2305

ktarpey@comscore.com

comScore, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)	*

Revenues	$62,586	$51,195	$232,392	$174,999

Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	19,102	15,477	75,103	51,953
Selling and marketing (1)	20,073	17,712	78,289	59,641
Research and development (1)	8,099	7,988	34,050	26,377
General and administrative (1)	11,651	9,376	48,514	33,953
Amortization of intangible assets resulting from acquisitions	2,415	1,989	9,301	4,534
Settlement of litigation	5,175	—	5,175	—

Total expenses from operations	66,515	52,542	250,432	176,458

Loss from operations	(3,929)	(1,347)	(18,040)	(1,459)
Interest and other (expense) income, net	(169)	(64)	(525)	53
Loss from foreign currency	(320)	(135)	(410)	(347)
Gain on sale of marketable securities	—	—	211	—

Loss before income taxes	(4,418)	(1,546)	(18,764)	(1,753)
Income tax (provision) benefit	1,129	1,051	2,974	177

Net loss	$(3,289)	$(495)	$(15,790)	$(1,576)

Net loss available to common stockholders per common share:
Basic	$(0.10)	$(0.02)	$(0.49)	$(0.05)
Diluted	$(0.10)	$(0.02)	$(0.49)	$(0.05)

Weighted -average number of shares used in per share calculation - common stock
Basic	33,159,350	31,449,665	32,289,877	31,070,018
Diluted	33,159,350	31,449,665	32,289,877	31,070,018

(1) Amortization of stock-based compensation is included in the line items above as follows:
Cost of revenues	$394	$449	$1,976	$1,494
Selling and marketing	2,202	1,882	8,512	6,217
Research and development	394	590	1,988	1,868
General and administrative	1,829	2,938	8,784	8,195

*	Information derived from the audited Consolidated Financial Statements

comScore, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$38,071	$33,736
Accounts receivable, net of allowances of $903 and $725, respectively	64,429	54,269
Prepaid expenses and other current assets	10,379	8,391
Deferred tax assets	6,732	6,701

Total current assets	119,611	103,097
Long-term investments	—	2,819
Property and equipment, net	28,272	28,637
Other non-current assets	347	733
Long-term deferred tax assets	21,818	11,316
Intangible assets, net	53,114	50,260
Goodwill	102,338	86,217

Total assets	$325,500	$283,079

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$10,300	$5,588
Accrued expenses	25,891	15,297
Deferred revenues	68,726	70,611
Deferred rent	1,013	941
Deferred tax liability	393	132
Capital lease obligations	6,305	4,659

Total current liabilities	112,628	97,228
Deferred rent, long-term	7,634	8,019
Deferred revenue, long-term	1,709	1,580
Deferred tax liability, long-term	5,388	744
Capital lease obligations, long-term	6,676	7,959
Other long-term liabilities	898	1,717

Total liabilities	134,933	117,247

Stockholders’ equity:
Common stock	34	32
Additional paid-in capital	258,967	216,895
Accumulated other comprehensive income	617	2,166
Accumulated deficit	(69,051)	(53,261)

Total stockholders’ equity	190,567	165,832

Total liabilities and stockholders’ equity	$325,500	$283,079

*	Information derived from the audited Consolidated Financial Statements

comScore, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Twelve Months Ended
	December 31,
	2011	2010
	(unaudited)	*

Operating Activities:
Net loss	$(15,790)	$(1,576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,352	8,422
Amortization of intangible assets resulting from acquisitions	9,301	4,534
Provisions for bad debts	220	167
Stock-based compensation	21,260	17,773
Amortization of deferred rent	(822)	(906)
Amortization of bond premium	—	188
Deferred tax (benefit) provision	(4,356)	(1,938)
Loss on asset disposal	25	13
Gain on sale of marketable securities	(211)	—
Settlement of litigation	5,175	—

Changes in operating assets and liabilities:
Accounts receivable	(10,184)	(15,101)
Prepaid expenses and other current assets	(1,520)	(4,492)
Accounts payable, accrued expenses, and other liabilities	11,390	2,854
Deferred revenues	(1,610)	15,064
Deferred rent	520	408

Net cash provided by operating activities	26,750	25,410

Investing activities:
Acquisitions, net of cash acquired	(5,162)	(68,880)
Sales and maturities of investments	2,591	29,976
Purchase of property and equipment	(7,235)	(5,119)

Net cash used in investing activities	(9,806)	(44,023)

Financing activities:
Proceeds from the exercise of common stock options	371	988
Repurchase of common stock	(7,392)	(5,472)
Excess tax benefits from stock based compensation	177	128
Principal payments on capital lease obligations	(5,390)	(1,727)
Debt issuance costs	(69)	—

Net cash used in financing activities	(12,303)	(6,083)

Effect of exchange rate changes on cash	(306)	148

Net decrease in cash and cash equivalents	4,335	(24,548)
Cash and cash equivalents at beginning of period	33,736	58,284

Cash and cash equivalents at end of period	$38,071	$33,736

*	Information derived from the audited Consolidated Financial Statements

Reconciliation of GAAP revenue to non-GAAP Revenue

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenue	$62,586	$51,195	$232,392	$174,999
Purchase accounting impact on acquired deferred revenue	—	2,100	1,600	3,888

Non-GAAP Revenue	$62,586	$53,295	$233,992	$178,887

Reconciliation from Loss before income taxes to Non-GAAP Net Income and Adjusted EBITDA

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Loss before income taxes	$(4,418)	$(1,546)	$(18,764)	$(1,753)
Deferred tax benefit (provision)	994	1,961	4,356	1,938
Current cash tax benefit (provision)	135	(910)	(1,382)	(1,761)

Net loss	(3,289)	(495)	(15,790)	(1,576)

Purchase accounting impact on acquired deferred revenue	—	2,100	1,600	3,888
Amortization of acquired intangibles	2,415	1,989	9,301	4,534
Stock-based compensation (1)	4,819	5,223	21,260	17,774
Costs related to acquisitions, restructuring and other non-recurring items	1,071	979	3,405	5,421
Costs related to litigation	2,642	—	11,367	—
Non-cash settlement of litigation	5,175	—	5,175	—
Gain on sale of marketable securities	—	—	(211)	—
Deferred tax (benefit) provision	(994)	(1,961)	(4,356)	(1,938)

Non-GAAP net income	11,839	7,835	31,751	28,103

Current cash tax (benefit) provision	(135)	910	1,382	1,761
Depreciation	3,544	2,647	13,352	8,422
Interest Exp (income), net	180	67	611	(7)

Adjusted EBITDA	15,428	11,459	47,096	38,279
Adjusted EBITDA margin (%)	25%	22%	20%	22%

EPS (diluted)	$(0.10)	$(0.02)	$(0.49)	$(0.05)
Non-GAAP EPS (diluted)	$0.35	$0.24	$0.97	$0.88

Weighted -average number of shares used in per share calculation - common stock

GAAP EPS (diluted)	33,159,350	31,449,665	32,289,877	31,070,018
Non-GAAP EPS (diluted)	33,657,234	32,190,842	32,887,323	31,848,464

(1)	The three months and twelve months ended December 31, 2011 and 2010 includes $0.4 million, $3.1 million, $1.5 million and $3.8 million, respectively, related to market-based performance equity grants.

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net cash (used in) provided by operating activities	$7,991	$537	$26,750	$25,410
Purchase of property and equipment	(1,336)	(1,765)	(7,235)	(5,119)

Free cash flow	$6,655	$(1,228)	$19,515	$20,291

Reconciliation of GAAP revenue to non-GAAP revenue and reconciliation from Loss before income taxes to Adjusted EBITDA (Guidance)

(dollars in thousands)

Forecasted amounts for the three and twelve month periods ending March 31, 2012 and December 31, 2012 are based on the mid-points of the range of guidance provided herein

The three and twelve month periods ending March 31, 2011 and December 31, 2011 reflect reported results

	Three Months Ended		Full Year
	March 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue	$62,300	$52,952	$279,300	$232,392
Purchase accounting impact on acquired deferred revenue	—	1,300	—	1,600

Non-GAAP Revenue	62,300	54,252	279,300	233,992

Income (loss) before income taxes	$(200)	$(2,506)	$9,050	$(18,764)
Purchase accounting impact on acquired deferred revenue	—	1,300	—	1,600
Amortization of acquired intangibles	2,300	1,994	9,000	9,301
Stock-based compensation	5,350	5,524	24,400	21,260
Costs related to acquisitions, restructuring and other non-recurring items	50	137	250	3,405
Costs related to litigation	—	225	—	11,367
Non-cash settlement of litigation	—	—	—	5,175
Gain on sale of investments	—	—	—	(211)
Depreciation	3,600	3,101	15,050	13,352
Interest expense, net	200	105	800	611

Adjusted EBITDA	$11,300	$9,880	$58,550	$47,096

Adjusted EBITDA margin (%)	18%	19%	21%	20%

Estimated Q1 2012 and full year 2012 non-GAAP (Diluted) share count is 34.5M and 34.8M, respectively.